Exhibit 10.2
EXECUTION COPY – FOR SETTLEMENT PURPOSES ONLY

VIA E-MAIL
September 1, 2024

Hope Mehlman
[address on file]

Dear Hope:

This letter (the “Agreement”) sets forth the terms of the agreement between you and Discover Financial Services (“Discover”) relating to your continued employment by Discover in light of the pending acquisition of Discover by Capital One Financial Corporation (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of February 19, 2024, among Discover, Capital One, and certain other parties (the “Merger Agreement”).

1.Resignation Date. Your last day of employment as Chief Legal Officer, General Counsel and Corporate Secretary will occur on the earlier of the Effective Time as defined in the Merger Agreement or November 29, 2024 (in either case, the “Resignation Date”). During the period through the Resignation Date, you will perform the normal and customary duties related to your roles, including the transition of your responsibilities, and related to the Merger in a manner consistent with Discover policies. For the avoidance of doubt, (i) you will receive payment for any accrued and unused vacation through the Resignation Date in accordance with Discover’s policy and applicable law; (ii) Discover will reimburse you for your business expenses incurred through the Resignation Date in accordance with its policies; (iii) you will receive information to continue your health coverage pursuant to COBRA; (iv) you have a previously approved vacation from September 3, 2024 through September 15, 2024; and (v) your resignation on the Resignation Date will be a resignation from all positions that you hold with Discover and its affiliates.

2.Payments and Benefits. Discover hereby agrees to pay and provide you with the following (collectively the “Retention Benefits”):

A.Subject to your re-execution of this Agreement (without revoking it during the seven days following such re-execution as described in Section 10(B)), with the day after such expiration being referred to herein as the “Second Effective Date”) releasing claims you may have through the Resignation Date (other than the Excluded Claims (as defined below)) on or within five business days of the Resignation Date, pay you the sum of $850,000.00 in retention pay (the “Retention Bonus”), payable in a single lump sum, less applicable tax withholdings, on the first payroll date following the Second Effective Date; provided, however, that if the Resignation Date occurs on or earlier than November 29, 2024 and the closing of the Merger has occurred on or prior to the Resignation Date, the Retention Bonus shall increase to $1 million.

B.Effective on the Effective Date (as defined below), release you from your obligation to repay any portion of (a) the $330,000 bonus described in the first paragraph of the second page of the Offer Letter dated December 9, 2022 between you and Discover (the “Offer Letter”), and the Bonus Agreement referred to therein; (b) $2.6 million of the $3.1 million bonus paid to you pursuant to the third paragraph of the second page of the Offer Letter, and (c) your relocation assistance paid pursuant to the fourth paragraph of the second page of the Offer Letter and the Relocation Reimbursement/Repayment Agreement referred to therein.

C.Subject to the same conditions described in paragraph (A), on the Second Effective Date, Discover will release you from your obligation to repay the remaining $500,000 of the bonus described in paragraph (B)(b), so that you will no longer be obligated to repay any portion of such bonus (the “Second Release”).

D.Effective on the Effective Date, not assert any right to recoup or “claw back” any portion of your restricted stock units (“RSUs”) that have previously vested and been settled by the issuance of shares, based on an assertion that your subsequent employment by Ally Financial Inc. (“Ally”) constitutes “Competitive Activity” as defined in the award agreements for your RSUs (the “RSU Agreements”).

For avoidance of doubt, (i) paragraph (D) above shall not apply if you engage in any Competitive Activity (which does not apply to your employment by Ally), and shall not apply to any violation by you of any other restrictive covenants, including without limitation your engagement in Wrongful Solicitation as defined in the RSU Agreements (in such event, Discover will retain any right it has to claw back your shares as described in paragraph (D)); (ii) if you voluntarily resign prior to the Resignation Date, you will not be entitled to the Retention Bonus or the Second Release; (iii) if Discover terminates your employment prior to the Resignation Date for any reason, you are entitled to all of the Retention Benefits described in this Agreement, the date of termination shall be treated as the Resignation Date, the Second Release shall take effect on the Second Effective Date and the Retention Bonus shall be paid on the first payroll date following the Second Effective Date; provided that if your employment is terminated by Discover for Cause (as defined below), you shall not receive the Retention Bonus and will not be entitled to the Second Release; and (iv) you remain an at-will employee and either party may terminate your employment at any time subject to the consequences set forth herein. For purposes hereof, “Cause” shall mean (i) your willful misconduct that is reasonably likely to materially adversely affect any of the Discover Released Parties or (ii) your willful refusal to perform your material duties which refusal is not cured within a reasonable period following written notice from Discover detailing such refusal.

3.Your Release. (a) In exchange for the performance of Discover’s obligations under this Agreement and the release set forth below in Section 4, you on your own behalf and on behalf of anyone claiming through you (including the Mehlman Released Parties (as defined below)) hereby release Discover and the Discover Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that you now have, have ever had, or may ever have against Discover and any of the Discover Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which you sign this Agreement. Without limiting the foregoing, the claims you waived and released hereunder include, but are not limited to all private claims for or related in any way to your employment or the termination thereof, all claims that were or could have been asserted by the you or the Mehlman Released Parties arising under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, and any and all state and local laws comparable to any of the foregoing laws. For avoidance of doubt, you waive any right to assert that your resignation from Discover is a termination for “Good Reason” as defined in the RSU Agreements (or any other equity award agreement), or the Discover Financial Services Change in Control Severance Policy (the “CIC Policy”), or that Discover has any obligation to treat your resignation as being for Good Reason pursuant to the Merger Agreement or otherwise, or that you are entitled to accelerated vesting of any of your equity awards or any of the benefits provided by the CIC Policy.

(b) For the purposes of this Agreement, “Discover Released Parties” means: (i) Discover and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) in their official capacities as such, the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above. For avoidance of doubt, the Discover Released Parties include Capital One Financial Corporation, and any person who would be described in subpart (i), (ii) or (iii) if Capital One Financial Corporation were substituted for Discover.

(c) Notwithstanding any provision of the foregoing release to the contrary, by executing this Agreement, you are not releasing (collectively with those rights set forth on Annex A, the “Excluded Claims”), as applicable: (i) any claims that cannot be waived by law; (ii) your rights of indemnification (including, without limitation, advancement of legal fees and costs) as provided by, and in accordance with, law or the terms of Discover’s by-laws, other plans or agreements, or directors’ and officers’ or similar liability coverage under a Discover insurance policy providing such coverage, as any of such may be amended from time to time; provided that you shall continue to have the same protections and coverage as provided to executive officers following the Resignation Date for your acts or omission while you were employed; (iii) any rights with regard to vested and accrued benefits under Discover’s employee benefit plans as defined in the Employee Retirement Income Security Act or your vested equity in Discover; (iv) any claims to enforce this Agreement; or (v) any claims for payment of amounts payable under any applicable workers’ compensation or unemployment compensation law.

(d) Notwithstanding anything herein to the contrary, this Agreement does not preclude or prohibit you from asserting the protected rights attached hereto in Annex A.

4.Discover Release. In exchange for the performance of your obligations hereunder and the release set forth above in Section 3, Discover on its own behalf and on behalf of the Discover Released Parties (but only to the extent that such Discover Released Party is claiming through Discover, or that Discover otherwise has the authority to bind such Discover Released Party; provided, however, that in the event any such claim is made by a Discover Released Party, your release of the Discover Released Party that makes such claim is null and void) hereby releases you, and your heirs, beneficiaries, administrators, executors, trustees and assigns (collectively, the “Mehlman Released Parties”) with respect to any and all claims, whether currently known or unknown, that it now has, has ever had, or may ever have against you and any of the other Mehlman Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Discover signs this Agreement, other than claims based on criminal or fraudulent conduct (which Discover hereby represents that it is not aware of any facts that would give rise to any such claim). In addition, Discover waives and agrees not to pursue any claims it may have against Ally or any of its officers, employees or agents related to its employment of you. Discover is not releasing any rights to enforce this Agreement. Discover agrees that it will reaffirm this release for claims through the Resignation Date by signing below.

5.Approval. Discover hereby acknowledges that all required approvals have been obtained for it to enter into this Agreement.

6.Non-Admission. Nothing in this Agreement is intended to or shall be construed as an admission by either party or any of the Discover Released Parties or Mehlman Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the other party you or otherwise. Each of the parties expressly deny any such illegal or wrongful conduct.

7. 409A. The Retention Bonus is intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, pursuant to the short-term deferral exception in accordance with the regulations thereunder and will be interpreted consistent with that intent. Each payment made pursuant to this Agreement will be considered a separate payment for purposes of Section 409A. Notwithstanding the foregoing, Discover shall not be responsible for any additional taxes imposed on you pursuant to Section 409A or otherwise.

8.Acknowledgement. This Agreement is the entire agreement between you and Discover regarding its subject matter and supersedes all prior arrangements in respect of such subject matter. For purposes of this Agreement, unless the context otherwise requires, references to “Discover” include its subsidiaries and affiliates, and following the Merger, Capital One and its subsidiaries and affiliates. For the avoidance of doubt, the Confidentiality Agreement that you signed at the inception of your employment and the RSU Agreements remain in full force and effect. This Agreement is binding on Discover’s successors and assigns, including any successor to Discover such as Capital One (subject to the closing of the Merger). References to Discover in this Agreement include its successors and permitted assigns. This Agreement is personal to you and cannot be assigned to anyone else except that it inures to the benefit of your heirs in the event of your death.

9.Choice of Law. This Agreement should be interpreted consistent with the laws of the State of Illinois, without giving effect to its conflicts of laws rules.

10.Period for Review and Revocation.

A.Expiration Date. This Agreement includes a release of claims under the Age Discrimination in Employment Act. You may take up to 21 days from your receipt of this Agreement to review and consider its terms, and you may use as much or as little of this period of time as you wish prior to reaching a decision regarding the signing of this Agreement. You are hereby advised to consult an attorney with regard to the effect of this Agreement. If you do not sign, date, and return this Agreement within 21 days of receiving it (the “Expiration Date”), the Agreement will not be valid, and you will not receive the Retention Benefits and the releases contained herein shall not be effective. If you do not reaffirm this Agreement within five days after the Resignation Date (but not earlier than the Resignation Date), you will not receive the Retention Bonus.

B.Revocation Period; Effective Date. This Agreement may be revoked by you at any time within 7 days after the date you sign it (the “Revocation Period”). The revocation must be in writing sent to the undersigned, and must be sent to Discover before the expiration of the Revocation Period. The “Effective Date” of this Agreement is the day after the Revocation Period expires without it being revoked by you. If you revoke this Agreement, the Agreement will not be valid, and you will not receive the Retention Benefits and the releases contained herein shall not be effective.

You may also revoke the second release contained in this Agreement in the same manner within seven days after you re-affirm it. If you do so, you will not receive the Retention Bonus and will not be entitled to the Second Release, and the releases provided by you and Discover of claims arising after the original date of signing of this Agreement shall not be effective.
[Signatures on Following Page]

Please indicate your agreement to the terms of this Agreement by executing a copy and returning it to me.

Very truly yours,

DISCOVER FINANCIAL SERVICES

By: /s/ J. Michael Shepherd     Name: J. Michael Shepherd Title: Interim President and CEO

AGREED AND ACCEPTED:

/s/ Hope Mehlman
Hope Mehlman
Date: September 5, 2024

TO BE SIGNED ON OR WITHIN 5 DAYS AFTER THE RESIGNATION DATE

By signing below, each of the parties hereto re-affirms the release of claims set forth in Sections 3 and 4, as applicable, through the Resignation Date (other than the Excluded Claims).

DISCOVER FINANCIAL SERVICES

By:
Name:
Title:

Hope Mehlman
Date:

Annex A
Protected Rights

This Agreement does not:

(a)prohibit or restrict you from communicating with, providing information to, responding to any inquiries from, filing a charge with, reporting possible violations of law or regulation to, participating in an investigation conducted by or otherwise cooperating with any governmental entity or self-regulatory authority with jurisdiction over Discover, or require you to notify Discover of such activities;

(b)preclude you from benefiting from class-wide injunctive relief awarded in any fair employment practices case brought by any governmental entity or self-regulatory authority with jurisdiction over Discover, provided such relief does not result in your receipt of any monetary benefit or substantial equivalent thereof; or

(c)prohibit you from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local governmental entity or self-regulatory authority with jurisdiction over Discover charged with the investigation and enforcement of any employment laws, although by signing the Agreement, you agree and understand that you are waiving your right to individual relief based on claims asserted in such a charge or complaint (provided that nothing herein shall be construed to prevent or limit you from recovering a bounty or award for providing information to any governmental entity or self-regulatory authority concerning any suspected violation of law).

Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority with jurisdiction over Discover, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Furthermore, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to Discover that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Discover does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Furthermore, you are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.